Exhibit 99.1

Destination XL Group, Inc. Reports First Quarter Financial Results

Sales of $103.3 million, Net Loss of $(0.11) per diluted share, Adjusted Net Loss of $(0.06) per diluted share

CANTON, Mass., June 03, 2026 – Destination XL Group, Inc. (NASDAQ: DXLG), the leading integrated-commerce specialty retailer of Big + Tall men’s clothing and footwear, today reported operating results for the first quarter of fiscal 2026.

First Quarter Financial Highlights

•
Total sales for the first quarter were $103.3 million, down 2.1% from $105.5 million in the first quarter of fiscal 2025. Comparable sales for the first quarter of fiscal 2026 decreased 3.8% as compared to the first quarter of fiscal 2025.
•
Net loss for the first quarter was $(5.9) million, or $(0.11) per diluted share, as compared to a net loss of $(1.9) million, or $(0.04) per diluted share, for the first quarter of fiscal 2025.
•
Adjusted net loss (a non-GAAP measure) for the first quarter was $(0.06) per diluted share as compared to an adjusted net loss of $(0.04) per diluted share for the first quarter of fiscal 2025.
•
Adjusted EBITDA (a non-GAAP measure) for the first quarter was $(0.7) million as compared to $0.2 million for the first quarter of fiscal 2025.
•
Total cash and investments were $16.2 million at May 2, 2026, as compared to $29.1 million at May 3, 2025, with no outstanding debt for either period.

Management’s Comments

“We are encouraged by our first quarter results, which reflect an improving sales performance and continued progress toward our strategic priorities. While comparable sales declined 3.8%, we saw positive momentum in key areas of the business, including higher conversion rates and increased average order value across both stores and online. We believe these trends reinforce that the adjustments we are making to our merchandise assortment, promotional strategy, and customer experience are aligning better with today’s value-conscious consumer. We will continue to navigate the challenging environment, building on the strength of our offering and assortment and the trust our customers place in the DXL brand,” said Harvey Kanter, President and Chief Executive Officer.

Strategic Priorities:

We continue to advance several strategic initiatives designed to strengthen our market leadership in the big + tall sector while enhancing the customer experience across channels.

FiTMAP®

We have exclusive rights to our fit technology platform until 2030. FiTMAP® remains one of the Company’s most important long-term growth drivers. During the quarter, we completed the rollout of FiTMAP technology in 188 stores to enhance the customer journey. Since launch, over 100,000 customers have engaged with the platform, and early results continue to reinforce its value. Customers who use FiTMAP have demonstrated stronger conversion, higher average order values, greater purchase frequency and lower return rates, underscoring the role personalized fit can play in driving both customer satisfaction and profitable growth.

Leverage AI

We are sharpening our focus on artificial intelligence (“AI”) as consumer shopping behavior evolves. As AI-powered search and discovery tools become increasingly important in ecommerce, the Company is investing to ensure that its products and content are more visible, relevant and accessible in these emerging environments. During the quarter, DXL launched new AI initiatives to improve product data quality, enrich item-level attributes and strengthen its ability to connect product, pricing and inventory information across AI-enabled platforms. These efforts are intended to improve discoverability, support future commerce applications and position the Company to compete effectively as digital shopping journeys become more conversational and agent-driven.

GLP-1 Medications and Similar Weight-Loss Medications

We continue to deepen our understanding of how the use of glucagon-like peptide-1 (“GLP-1”) medications and similar weight-loss medications may be influencing customer behavior and category demand. Our research indicates that a meaningful portion of our customer base is currently using GLP-1 medications, contributing to more dynamic sizing needs over time. We are responding thoughtfully by broadening select assortments in smaller sizes and using customer insights to inform future merchandising, marketing and re-engagement strategies. Importantly, the Company sees this as both a near-term challenge and a long-term opportunity: while some customers may pause apparel purchases during periods of rapid size change, many express an intention to return once they reach a more stable size profile. By staying closely aligned with these evolving customer needs, we believe we can strengthen retention, reactivation and lifetime value over time.

Merger with FullBeauty Brands

In a separate press release issued today, the Company provided an update on the pending merger with FullBeauty Brands. To access the press release, please visit https://investor.dxl.com.

First Quarter Results

Sales

Total sales for the first quarter of fiscal 2026 were $103.3 million, as compared to $105.5 million for the first quarter of fiscal 2025. The decrease in total sales was primarily attributable to a decrease in comparable sales for the first quarter of 3.8%, partially offset by an increase in non-comparable store sales. Sales improved at the start of fiscal 2026 with comparable sales down 1.3% in February and down 2.7% in March and, in April, sales were down 6.8%. While the performance between March and April was impacted at some level by the earlier Easter holiday, we believe the slowdown in sales in April was primarily the result of a combination of macroeconomic pressures impacting consumer confidence and discretionary spending, including global conflict, rising fuel costs, and inflation. We also believe the impact of GLP-1 medications and similar weight-loss medications are contributing to structural changes in customer demand within the big + tall category.

The comparable sales decrease of 3.8% for the first quarter consisted of a comparable sales decrease of 4.6% from stores and a comparable sales decrease of 1.6% from our direct business. A decrease in traffic continued to be the primary driver, particularly in stores, partially offset by improvements in conversion and dollars per transaction. The direct business showed improvement during the first quarter, with increased demand being generated from our paid search, paid social and program marketing efforts. In addition, improvements to the website and app have helped to improve conversion during the first quarter of fiscal 2026. Contributing to this improvement were strong sales of clearance merchandise on the website.

Gross Margin

For the first quarter of fiscal 2026, our gross margin rate, inclusive of occupancy costs, was 44.3% as compared to a gross margin rate of 45.1% for the first quarter of fiscal 2025.

Our gross margin rate decreased by 80 basis points, driven by a decrease of 100 basis points in merchandise margin, partially offset by a 20-basis point decrease in occupancy costs. The decrease in merchandise margin as compared to the first quarter of fiscal 2025 is primarily due to the impact of tariffs, increased shipping costs as a result of fuel surcharges, and increased markdown activity associated with clearance sales. These increased costs were partially offset by an improvement in merchandise margins as a result of a shift in product mix toward our private brand merchandise and favorable loyalty costs.

The decrease in occupancy costs of 20 basis points, or $0.5 million, was primarily due to $1.4 million received from a landlord as a result of an early lease termination, partially offset by increased rents from lease extensions and new stores.

Tariffs

In April 2026, U.S. Customs and Border Protection ("CBP") launched an online portal through which companies may submit refund requests. During the first quarter of fiscal 2026, the Company submitted a claim seeking a refund of approximately $4.0 million related to tariffs previously paid. The timing and amount of any potential refund and recovery remain uncertain, and the Company expects to recognize any recovery when receipt is considered realizable.

Given the volatility that currently exists around trade discussions, it is difficult to determine the potential impact that tariffs may have on our financial results for fiscal 2026. However, if currently enacted rates remain in effect throughout fiscal 2026, and no additional tariffs, including those under U.S. trade laws, are added, we estimate that the impact of tariffs on pre-tariff gross margin for fiscal 2026, exclusive of any refunds realized, will be approximately 100 basis points, a decrease from the previous estimate of 150 basis points.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the first quarter of fiscal 2026 were 45.0% as compared to 44.9% for the first quarter of fiscal 2025.

On a dollar basis, SG&A expenses decreased by $0.9 million as compared to the first quarter of fiscal 2025. The decrease was primarily due to a decrease in supporting payroll costs and incentive-based compensation partially offset by an increase in marketing costs.

Marketing costs were 6.5% of sales for the first quarter of fiscal 2026 as compared to 6.1% of sales for the first quarter of fiscal 2025. For fiscal 2026, marketing costs are expected to be approximately 5.8% of sales.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 26.1% of sales in the first quarter of fiscal 2026 as compared to 25.2% of sales in the first quarter of fiscal 2025. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 18.9% of sales in the first quarter of fiscal 2026 as compared to 19.8% of sales in the first quarter of fiscal 2025.

Transaction-Related Costs

Transaction-related costs for the first quarter of fiscal 2026 and fiscal 2025 were $1.2 million and $0.1 million, respectively, and primarily related to fees paid for professional services in connection with costs related to the merger with FullBeauty Brands.

Interest Income, Net

Net interest income for the first quarter of fiscal 2026 was $0.1 million as compared to $0.3 million for the first quarter of fiscal 2025. For both periods, interest income was earned from investments in U.S. government-backed investments and money market accounts. The decrease in interest income was primarily due to the decrease in the average balance of investments during the first three months of fiscal 2026 as compared to the prior year period. Interest costs for both periods were minimal because we had no outstanding debt and no borrowings under our credit facility.

Income Taxes

Our income tax provision for interim periods is determined using an estimate of our annual effective tax rate, adjusted for discrete items, if any. Each quarter, we update our estimate of the annual effective tax rate and make a year-to-date adjustment to the provision.

For the first quarter of fiscal 2026, the Company's effective tax rate was (1.1)% as compared to an effective tax rate of 39.7% for the first quarter of fiscal 2025. In the fourth quarter of fiscal 2025, a full valuation allowance was established against the net deferred tax assets. As a result, the effective tax rate for the first quarter of fiscal 2026 primarily reflects a provision for state margin tax, based on gross receipts less certain deductions. The effective tax rate for the first quarter of fiscal 2025 reflected the impact of permanent book-to-tax differences.

Net Loss

For the first quarter of fiscal 2026, net loss was $5.9 million, or $(0.11) per diluted share, as compared to a net loss for the first quarter of fiscal 2025 of $1.9 million, or $(0.04) per diluted share.

The decrease in earnings for the first quarter of fiscal 2026 as compared to first quarter of fiscal 2025 was driven primarily by a decrease in sales, an increase in transaction-related expenses and a decrease in the effective tax rate. We have fully reserved against our deferred tax assets and, therefore, the net loss in the first quarter of fiscal 2026 does not reflect a normal provision or benefit for income taxes for the Company.

On a non-GAAP basis, adjusting for a normal tax rate of 26% and the add back of transaction-related costs, adjusted net loss for the first quarter of fiscal 2026 was $(0.06) per diluted shares as compared to adjusted net loss for the first quarter of fiscal 2025 of $(0.04) per diluted share.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the first quarter of fiscal 2026 was $(0.7) million, as compared to $0.2 million for the first quarter of fiscal 2025.

Cash Flow

Cash flow from operations for the first three months of fiscal 2026 was $(8.8) million as compared to $(12.0) million for the first three months of fiscal 2025. The improvement in cash flow from operations was primarily due to the timing of other working capital partially offset by a decrease in earnings.

Free cash flow, before capital expenditures for store development, a non-GAAP measure, was $(12.3) million for the first three months of fiscal 2026 as compared to $(14.5) million for the first three months of fiscal 2025.

Free cash flow, a non-GAAP measure, was $(12.7) million for the first three months of fiscal 2026 as compared to $(18.8) million for the first three months of fiscal 2025.

	For the Three Months Ended
(in millions)	May 2, 2026	May 3, 2025
Cash flow from operating activities (GAAP basis)	$(8.8)	$(12.0)
Capital expenditures, excluding store development	(3.4)	(2.4)
Free Cash Flow before capital expenditures for store development (non-GAAP basis)	$(12.3)	$(14.5)
Capital expenditures for store development	(0.4)	(4.3)
Free Cash Flow (non-GAAP basis)	$(12.7)	$(18.8)

Non-GAAP Measures

Adjusted EBITDA, adjusted EBITDA margin, adjusted net loss, adjusted net loss per share, free cash flow before capital expenditures for store development and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

As of May 2, 2026, we had cash and investments of $16.2 million as compared to $29.1 million as of May 3, 2025, with no outstanding debt in either period. The decrease in cash and investments at May 2, 2026 as compared to May 3, 2025 is primarily due to the capital spent over the past 12 months of approximately $17.2 million. We did not have any borrowings under our credit facility during either period and, as of May 2, 2026, the availability under our credit facility was $70.0 million, as compared to $77.1 million as of May 3, 2025. Availability under our credit facility is primarily driven by our available inventory.

As of May 2, 2026, our inventory decreased $4.1 million to $81.4 million, as compared to $85.5 million as of May 3, 2025. We continue to take proactive measures to manage our inventory and adjust our receipt plan given the ongoing macroeconomic factors affecting consumer spending. At the same time, we may accelerate certain receipts to avoid potential delays caused by the recent conflict with Iran. At May 2, 2026, our clearance inventory was 9.9% of our total inventory, as compared to 9.5% at May 3, 2025. Our inventory position is healthy, and our clearance levels are in line with our benchmark of 10%. Our inventory turnover rate has improved by over 30% from fiscal 2019.

Retail Store Information

The following is a summary of our retail square footage since the end of fiscal 2023 through the end of the first quarter of fiscal 2026:

	At May 2, 2026		Year End 2025		Year End 2024		Year End 2023
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	257	1,843	258	1,853	247	1,795	232	1,725
DXL outlets	17	86	17	86	15	76	15	76
CMXL retail	5	15	5	15	8	25	17	55
CMXL outlets	14	41	15	44	18	54	19	57
Total	293	1,985	295	1,998	288	1,950	283	1,913

During the first three months of fiscal 2026, we closed one DXL retail store and one Casual Male XL outlet store. We expect our capital expenditures for fiscal 2026 to range from $8.0 million to $12.0 million, net of tenant incentives. Our store development plans for fiscal 2026 will be limited to conversions of a few remaining Casual Male XL stores to the DXL format, store relocations and other capital projects necessary to maintain our existing store portfolio and distribution center. The remainder of our expected capital spend for fiscal 2026 will primarily be for technology-related projects to support our business initiatives.

Digital Commerce Information

We distribute our national brands and private brand merchandise directly to consumers through our stores, website, app, and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. For the first quarter of fiscal 2026, our direct sales were $28.7 million, or 27.7% of sales, as compared to $29.1 million, or 27.5% of sales, in the first quarter of fiscal 2025. As a result of our marketing efforts, including paid search and paid social, we have seen an increase in demand and online conversion.

Conference Call

The Company will hold a conference call to review its financial results on Wednesday, June 3, 2026 at 9:00 a.m. ET. An investor presentation with additional details on the transaction can be found at https://investor.dxl.com.

To participate in the live webcast, please pre-register at:

https://register-conf.media-server.com/register/BI5ae665897d864e8da0f0d4edcae59a76

Upon registering, you will be emailed a dial-in number, and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/m5iyuyet. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted net loss, adjusted net loss per diluted share, adjusted EBITDA, adjusted EBITDA margin, free cash flow before capital expenditures for store development, and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP and should not be considered superior to or as a substitute for net loss, net loss per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Adjusted net loss and adjusted net loss per diluted share reflect an adjustment assuming a normal tax rate of 26% and the add back of transaction-related costs. We have fully reserved against our deferred tax assets and, therefore, the net loss in the first quarter of fiscal 2026 is not reflective of earnings assuming a normal tax position for the Company. Adjusted net loss provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized tax rate of 26%. The estimated normal tax rate of 26% includes a blended state income tax rate. The Company believes that this comparability is useful in comparing the actual results period to period. Adjusted net loss per diluted share is then calculated by dividing the adjusted net loss by the weighted average shares outstanding for the respective period, on a diluted basis.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adding back transaction-related expenses. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The

Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store development. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt. Free cash flow before capital expenditures for store development is calculated as cash flow from operating activities less capital expenditures other than capital expenditures for store development. Capital expenditures for store development includes capital expenditures for new stores, conversions of Casual Male XL stores to DXL and remodels. Capital expenditures related to store relocations and maintenance are not included in store development.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our belief that first quarter results reflect an improving performance and continued progress toward our strategic priorities; our belief that the higher conversion rates and increased average order value across both stores and online reinforce that the adjustments we are making to our merchandise assortment, promotional strategy, and customer experience are aligning better with today’s value-conscious consumer; our belief that AI-powered search and discovery tools are becoming increasingly important in ecommerce; our belief that the new AI initiatives that were launched will improve product data quality, enrich item-level attributes and strengthen our ability to connect product, pricing and inventory information across AI-enabled platforms; our intention that our AI initiatives will improve discoverability, support future commerce applications and position us to compete effectively as digital shopping journeys become more conversational and agent-driven; our belief that GLP-1 medications provide both a near-term challenge and a long-term opportunity: our belief that the impact of GLP-1 medications and similar weight loss medications are contributing to structural changes in customer demand within the big + tall category; our belief based on our research that while some customers may pause apparel purchases during periods of rapid size change, we expect them to return once they reach a more stable size profile; our belief that we can strengthen retention, reactivation and lifetime value over time by staying closely aligned with evolving customer needs; our belief that the slowdown in April reflects a combination of macroeconomic pressures impacting consumer confidence and discretionary spending, including global conflict, rising fuel costs, and inflation; our expectation that the impact of tariffs on gross margin, exclusive of any refunds realized, will be approximately 100 basis points, a decrease from the previous estimate of 150 basis points; our expectation that for fiscal 2026, marketing costs will be approximately 5.8% of sales; our expectation that capital expenditures for fiscal 2026 will range from $8.0 million to $12.0 million, net of tenant incentives; our belief that store development plans for fiscal 2026 will be limited to conversions of a few remaining Casual Male XL stores to the DXL format, store relocations and other capital projects will be necessary to maintain our existing store portfolio and distribution center; our expectation that the remainder of our capital spend for fiscal 2026 will primarily be for technology-related projects to support our business initiatives; our belief that inclusion of the non-GAAP measures helps investors gain a better understanding of our performance, especially when comparing such results to previous periods and that they are useful as an additional means for investors to evaluate our operating results, when reviewed in conjunction with our GAAP financial statements; our belief that the comparability of adjusted net loss is useful in comparing the actual results period to period; and our expectation that we will be able to take proactive measures to manage our inventory and adjust our receipt plan given the ongoing macroeconomic factors affecting consumer spending, while at the same time, accelerating certain receipts to avoid potential delays caused by the recent conflict with Iran.

The discussion of forward-looking information requires the management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2026, its Amendment No. 1 to Annual Report on Form 10-K/A filed on May 26, 2026, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and the direction of the Company, including risks relating to changes in consumer spending in response to economic factors; the impact of inflation with rising costs and high interest rates; the impact of tariffs; the impact of ongoing worldwide conflicts on the global economy; potential labor shortages; and the Company’s ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends, and compete successfully in the U.S. men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

Additional Information About the Merger and Where to Find It

In connection with the merger with FullBeauty Brands, we intend to file a proxy statement (the “Proxy Statement”), which will be distributed to our stockholders in connection with their votes on the issuance of our common stock in the merger. Investors and security holders are encouraged to read the Proxy Statement when it becomes available (and any other documents filed with the SEC in connection with the merger or incorporated by reference into the Proxy Statement) because such documents will contain important information regarding the merger and related matters. Investors and security holders will be able to obtain these documents, and any other documents we have filed with the SEC, free of charge at the SEC’s website, www.sec.gov, or by accessing our website at investor.dxl.com. In addition, documents filed with the SEC by us will be available free of charge by writing to us at 555 Turnpike Street, Canton, Massachusetts 02021, Attention: Corporate Secretary.

Participants in the Solicitation

We and certain of our directors and executive officers may be deemed to be participants in the solicitation of proxies from our stockholders in connection with the merger with FullBeauty Brands. Information about our directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in our proxy statement for our Form 10-K/A, which was filed with the SEC on May 26, 2026, including under the headings “Director Compensation,” “Compensation Discussion and Analysis,” “Executive Compensation,” “Security Ownership of Management.” To the extent holdings of our common stock by our directors and executive officers have changed from the amounts of our common stock held by such persons as reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4 or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5, in each case filed with the SEC, including the Form 4s filed by each of the non-executive directors on August 6, 2025, the Form 4s filed by each of the executive officers on September 3, 2025, the Form 4s filed by each of the non-executive directors on November 5, 2025, the Form 4s filed by each of the non-executive directors on February 4, 2026, the Form 4s filed by each of the executive officers on April 3, 2026 and the Form 4s filed by each of the non-executive directors on May 6, 2026.

FullBeauty Brands and its chief executive officer may be deemed to be participants in the solicitation of proxies from our stockholders in connection with the merger. Information about FullBeauty Brands and its chief executive officer was included as Exhibit 99.9 to our Current Report on Form 8-K filed on December 11, 2025.

Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement regarding the merger when it becomes available. Free copies of this document may be obtained as described above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Investor Relations Contact:

investor.relations@dxlg.com
(603) 933-0541

Destination XL Group Media Contact:

Aaron Palash / Michael Reilly / Carly King
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the Three Months Ended
	May 2, 2026	May 3, 2025
Sales	$103,335	$105,533
Cost of goods sold including occupancy	57,583	57,951
Gross profit	45,752	47,582

Expenses:
Selling, general and administrative	46,482	47,380
Transaction-related costs	1,241	63
Depreciation and amortization	3,968	3,636
Total expenses	51,691	51,079

Operating loss	(5,939)	(3,497)

Interest income, net	62	284

Loss before provision (benefit) for income taxes	(5,877)	(3,213)
Provision (benefit) for income taxes	62	(1,274)

Net loss	$(5,939)	$(1,939)

Net loss per share:
Basic	$(0.11)	$(0.04)
Diluted	$(0.11)	$(0.04)

Weighted-average number of common shares outstanding:
Basic	54,916	53,601
Diluted	54,916	53,601

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
May 2, 2026, January 31, 2026 and May 3, 2025
(In thousands)
(unaudited)

	May 2,	January 31,	May 3,
	2026	2026	2025
ASSETS

Cash and cash equivalents	$11,098	$23,807	$8,082
Short-term investments	5,078	5,029	20,999
Inventories	81,394	73,522	85,462
Other current assets	11,277	8,608	10,342
Property and equipment, net	58,301	60,010	58,946
Operating lease right-of-use assets	197,078	194,068	174,103
Intangible assets	1,150	1,150	1,150
Deferred tax assets, net of valuation allowance	—	—	20,505
Other assets	744	753	488
Total assets	$366,120	$366,947	$380,077

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$30,064	$22,941	$30,817
Accrued expenses and other liabilities	20,403	26,685	21,214
Operating leases	213,083	209,227	187,337
Stockholders' equity	102,570	108,094	140,709
Total liabilities and stockholders' equity	$366,120	$366,947	$380,077

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET LOSS

AND ADJUSTED NET LOSS PER DILUTED SHARE

(unaudited)

	For the Three Months Ended
	May 2, 2026		May 3, 2025
	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net loss (GAAP)	$(5,939)	$(0.11)	$(1,939)	$(0.04)
Add back:
Transaction-related costs	1,241		63
Actual provision (benefit) for income taxes	62		(1,274)
	$(4,636)		$(3,150)
Income tax benefit, assuming a normalized tax rate of 26%	(1,205)		(819)
Adjusted net loss (non-GAAP)	$(3,431)	$(0.06)	$(2,331)	$(0.04)

Weighted average number of common
shares outstanding on a diluted basis		54,916		53,601

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(unaudited)

	For the Three Months Ended
	May 2, 2026	May 3, 2025
(in millions)
Net loss (GAAP)	$(5.9)	$(1.9)
Add back:
Transaction-related expenses	1.2	0.1
Provision (benefit) for income taxes	0.1	(1.3)
Interest income, net	(0.1)	(0.3)
Depreciation and amortization	4.0	3.6
Adjusted EBITDA (non-GAAP)	$(0.7)	$0.2

Sales	$103.3	$105.5
Adjusted EBITDA margin (non-GAAP), as a percentage of sales	(0.7%)	0.2%

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the Three Months Ended
(in millions)	May 2, 2026	May 3, 2025
Cash flow from operating activities (GAAP basis)	$(8.8)	$(12.0)
Capital expenditures, excluding store development	(3.4)	(2.4)
Free Cash Flow before capital expenditures for store development (non-GAAP basis)	$(12.3)	$(14.5)
Capital expenditures for store development	(0.4)	(4.3)
Free Cash Flow (non-GAAP basis)	$(12.7)	$(18.8)